UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Bateman, Maureen Scannell
   State Street Corporation
   225 Franklin Street
   Boston, MA  02110
2. Issuer Name and Ticker or Trading Symbol
   State Street Corporation
   STT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   12/31/01
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President, General Counsel and Secretary
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
                             |      |    |                  |   |           |7,752(1)           |D     |                           |
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                             |      |    |                  |   |           |1,303(1)(2)        |I     |401(k) Plan                |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|51.975  |12/20|A(1)|61,200     |A  |12/20|12/19|Common Stock|61,200 |       |61,200      |D  |            |
ight to buy)            |        |/01  |    |           |   |/02- |/11  |            |       |       |            |   |            |
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                        |        |     |    |           |   |12/20|     |            |       |       |            |   |            |
                        |        |     |    |           |   |/04  |     |            |       |       |            |   |            |
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Employee Stock Option (r|29.0469 |     |    |           |   |12/31|12/31|Common Stock|40,000(|       |            |   |            |
ight to buy)            |        |     |    |           |   |/98- |/07  |            |1)     |       |            |   |            |
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                        |        |     |    |           |   |12/31|     |            |       |       |            |   |            |
                        |        |     |    |           |   |/00  |     |            |       |       |            |   |            |
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Employee Stock Option (r|33.7188 |     |    |           |   |12/17|12/16|Common Stock|38,400(|       |            |   |            |
ight to buy)            |        |     |    |           |   |/99- |/08  |            |1)     |       |            |   |            |
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                        |        |     |    |           |   |12/17|     |            |       |       |            |   |            |
                        |        |     |    |           |   |/01  |     |            |       |       |            |   |            |
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Employee Stock Option (r|34.6407 |     |    |           |   |12/16|12/15|Common Stock|50,000(|       |            |   |            |
ight to buy)            |        |     |    |           |   |/00- |/09  |            |1)     |       |            |   |            |
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                        |        |     |    |           |   |12/16|     |            |       |       |            |   |            |
                        |        |     |    |           |   |/02  |     |            |       |       |            |   |            |
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Employee Stock Option (r|53.0469 |     |    |           |   |6/15/|6/14/|Common Stock|12,500(|       |            |   |            |
ight to buy)            |        |     |    |           |   |05   |10   |            |1)     |       |            |   |            |
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(CONTINUED ON THE NEXT P|        |     |    |           |   |     |     |            |       |       |            |   |            |
AGE)                    |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Employee Stock Option (r|60.7375 |     |    |           |   |12/21|12/20|Common Stock|44,200(|       |            |   |            |
ight to buy)            |        |     |    |           |   |/01- |/10  |            |1)     |       |            |   |            |
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                        |        |     |    |           |   |12/21|     |            |       |       |            |   |            |
                        |        |     |    |           |   |/03  |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Reflects two-for-one stock split distributed on May 30,
2001.
(2) As of last plan
statement.
(3) Employee stock option granted pursuant to State Street Corporation 1997 Equity Incentive Plan exercisable in 33 1/3% installments over a three-year period commencing December 20,
2002.
SIGNATURE OF REPORTING PERSON
/s/Maureen Scannell Bateman
DATE
1/16/02